UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2011

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information required in Item 1.01 is included in Item 2.01 and Item 2.03 below and is incorporated by reference herein.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On December 29, 2011, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”), through a joint venture formed between a group of institutional international investors advised by CBRE Investors Global Multi Manager (the “CBRE Global Investors”) and the Company’s wholly-owned subsidiary (the “Joint Venture”), purchased a shopping center containing 74,557 rentable square feet located on approximately 13.5 acres of land in Waxhaw, North Carolina (“Cureton Town Center”) for approximately $13.95 million, exclusive of closing costs. The Company holds an approximate 54% interest in the Joint Venture and the CBRE Global Investors hold the remaining approximate 46% interest. The Joint Venture funded the purchase price with proceeds of $8.88 million from a secured revolving credit facility (the “Cureton Credit Facility,” which is described further in Item 2.03 below), proceeds of $2.74 million from the Company’s ongoing public offering, and $2.33 million provided by the CBRE Global Investors. Cureton Town Center was constructed in 2007. Cureton Town Center was purchased from Wells Fargo Bank, N.A., which is not affiliated with the Company, its advisor or its sub-advisor.

Cureton Town Center is approximately 91.9% leased to fifteen tenants. The largest tenant at Cureton Town Center is Harris Teeter, which occupies approximately 65.4% of the rentable square feet at Cureton Town Center. The current aggregate annual base rent for the tenants of Cureton Town Center is approximately $1.15 million and the current weighted-average remaining lease term for the tenants is approximately 9.7 years. The current weighted-average rental rate over the lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $14.64 per square foot.

Based on the current condition of Cureton Town Center, the Company does not believe that it will be necessary to make significant renovations to Cureton Town Center. The Company’s management believes that Cureton Town Center is adequately insured.

The weighted-average year-one yield of real estate properties the Company has acquired during the 12 months ending December 29, 2011, including Cureton Town Center, is approximately 8.3%. The year-one yield is equal to the estimated first-year net operating income of the property divided by the purchase price of the property, excluding closing costs and acquisition fees. Estimated first-year net operating income on the Company’s real estate investments is total estimated gross income (rental income, tenant reimbursements, parking income and other property-related income) derived from the terms of in-place leases at the time the Company acquires the property, less property and related expenses (property operating and maintenance expenses, management fees, property insurance and real estate taxes) based on the operating history of the property. Estimated first-year net operating income excludes other non-property income and expenses, interest expense from financings, depreciation and amortization and company-level general and administrative expenses. Historical operating income for these properties is not necessarily indicative of future operating results.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 29, 2011, the Joint Venture, through Cureton Station LLC (“Cureton Station”), a wholly owned subsidiary of the Joint Venture, entered into the Cureton Credit Facility with PNC Bank, N.A., an unaffiliated entity, as lender (“PNC”), to borrow up to $9.0 million. The amount advanced under the Cureton Credit Facility was used to fund acquisition and acquisition-related costs of Cureton Town Center.

The Cureton Credit Facility matures on January 1, 2015. The Cureton Credit Facility bears interest at the one-month LIBOR plus 2.25% to 2.50%, depending on the amount outstanding and the debt yield achieved. In addition, the Joint Venture incurred certain closing costs in connection with the Cureton Credit Facility, including a fee equal to 0.75% of the credit facility amount, which fee was payable to PNC.

The Cureton Credit Facility requires monthly payments of accrued unpaid interest. Beginning on August 1, 2013 and continuing through the maturity date, the Cureton Credit Facility will be reduced by $14,000 per month, which may require monthly principal payments (depending on the then-outstanding borrowings under the credit facility), in addition to continued monthly interest payments. The amount outstanding under the Cureton Credit Facility may be prepaid at any time in whole or in part without premium or penalty. The Cureton Credit Facility is secured by a first mortgage lien on the assets of Cureton Town Center, including the land, fixtures, improvements, leases, rents and reserves. The Joint Venture, through a wholly owned subsidiary, has guaranteed 25% of Cureton Station’s obligations under the Cureton Credit Facility.

The Cureton Credit Facility contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, all as set forth in the Cureton Credit Facility. The Joint Venture is currently in compliance with all such covenants.

Item 8.01.	Other Events

On January 5, 2012, the Company issued a press release announcing the acquisition and financing of Cureton Town Center and the contribution of Burwood Village Center to the Joint Venture.

Item 9.01.	Financial Statements and Exhibits

(a) Financial Statements and Businesses Acquired

Since it is impracticable to provide the required financial statements for the acquired real properties described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before March 16, 2012, by amendment to this Form 8-K.

(b) Pro Forma Financial Information

See paragraph (a) above

(c) Exhibits

99.1	Press Release dated January 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: January 5, 2012	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	Press Release dated January 5, 2012